Exhibit 10.3
CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER A CONFIDENTIAL TREATMENT REQUEST. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
PROPPANT SUPPLY AGREEMENT
by and between
CARBO CERAMICS INC.
and
HALLIBURTON ENERGY SERVICES, INC.
Dated August 28, 2008

PROPPANT SUPPLY AGREEMENT
     THIS PROPPANT SUPPLY AGREEMENT (this “Agreement”) is entered into as of August 28, 2008 by and between CARBO Ceramics Inc., a corporation organized under the laws of the state of Delaware and having its principal office at 6565 N. MacArthur Blvd., Suite 1050, Irving, Texas 75039 (“Seller”), and Halliburton Energy Services, Inc., a corporation organized under the laws of the state of Delaware, having its principal office at 10200 Bellaire Blvd., Houston, Texas 77072 (“Buyer”). Buyer and Seller shall each be referred to herein as a “Party.” Buyer and Seller shall collectively be referred to herein as the “Parties.”
RECITALS
     WHEREAS, Seller wishes to achieve operational efficiencies and increase its sales volume of Products (defined below);
     WHEREAS, Buyer wishes to enter into this Agreement in order to purchase additional Products from Seller;
     WHEREAS, contemporaneously with executing this Agreement, the Parties and Pinnacle Technologies, Inc., a wholly-owned subsidiary of Seller, are also entering into that certain Asset Purchase Agreement (“APA”), dated August 28, 2008; and
     WHEREAS, Buyer and Seller wish to establish their rights and obligations with respect to the purchase and sale of the Products as further set forth herein;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
AGREEMENT
ARTICLE I- DEFINITIONS
As used herein, the following terms shall have the meanings set forth below. Additional terms are defined throughout the text of this Agreement.
“Actual Purchase Percentage” means the result of the formula set forth in Section 4.1 hereof, which shall be used to determine whether the Purchase Commitment has been met in a Measurement Period.
“Affiliate” means with respect to a specified person, a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. In order for a person or entity to qualify as an Affiliate of Seller, such person or entity must also be primarily and directly engaged in the business of manufacturing and selling Products. No person or entity shall be considered to be directly and primarily engaged in such business solely by means of (i) their ownership of equity interests in Seller or its Affiliates,

(ii) service on the Board of Directors or similar governing body of Seller or its Affiliates or (iii) service as an executive officer of Seller or its Affiliates.
“Base Selling Price” means with respect to each Seller Product Line sold in a Geographic Region, the [***] for sales of such Seller Product Line to customers, other than [***]. An example of the calculation of Base Selling Price is set forth on Exhibit E. [***].
“Buyer Beneficiary” means each of the Affiliates of Buyer that have executed, in conjunction with Seller or its Affiliates, the Affiliate Addendum, the form of which is attached hereto as Exhibit A.
“CARBO Products” means Products produced by Seller, its Affiliates and any of its production subcontractors.
“CARBO Sources” means Seller, its Affiliates and its network of approved, independent distributors as set forth on Exhibit C attached hereto, as the same may be amended by Seller from time to time.
“Effective Date” means the Closing Date, as defined in the APA.
“Geographic Region” means each of the geographic regions as more specifically defined on Exhibit D attached hereto, as each of such regions is applied and defined in the ordinary course of Seller’s business.
“Material Breach” means a failure by a Party to perform any material obligation, covenant or undertaking of that Party hereunder, which obligation, covenant or undertaking, if not cured in accordance with the provisions of this Agreement, would deprive the counterparty of a material benefit justifiably expected by the counterparty under this Agreement.
“Measurement Period” shall have the meaning set forth in Section 4.1 hereof.
“2008 Measurement Period” shall have the meaning set forth in Section 3.3(a) hereof.
“Prioritize” means that in the event of applicable Seller Product shortages, Seller shall use commercially reasonable efforts to fill the orders of Buyer and the Buyer Beneficiaries before orders from other parties for the identical Product made under similar circumstances, including the Geographic Region for which the order is placed.
“Products” means all types and forms of ceramic proppants, including resin-coated ceramic proppants.
“Qualified Purchases” means with respect to each Measurement Period or other applicable period, (i) the number of pounds of CARBO Products purchased worldwide from CARBO Sources by Buyer and the Buyer Beneficiaries plus (ii) the number of pounds of CARBO Products (if any) that are purchased directly from CARBO Sources by customers of Buyer or the Buyer Beneficiaries, and then utilized in a hydraulic fracture treatment job performed by Buyer or Buyer Beneficiaries plus “Unfulfilled Orders”; in each case, during such Measurement Period and less any returns of CARBO Products that are properly authorized and accepted by CARBO Sources. All references to Buyer in this Agreement when addressing Product purchases shall include Product purchases made by Buyer Beneficiaries.
“Seller Product Lines” means each of the Product lines of Seller set forth on Exhibit E attached hereto. Additional Product lines may be added to such Exhibit E by Seller from time to time.
“Threshold Purchases” means with respect to each Measurement Period, the amount of Qualified Purchases that would result in the Actual Purchase Percentage being [***]%.
“Total CARBO Production” means the total number of pounds of CARBO Products produced in a given calendar year.
“Total HP Production” means the total number of pounds of CARBOHYDROPROP™ produced by Seller, its Affiliates and any of its production subcontractors in a given calendar year.
“Total Worldwide Purchases” means with respect to each Measurement Period or other applicable period, the total number of pounds of Product purchased worldwide by Buyer and its Affiliates during such time period, regardless of source, less any returns of Products that are properly authorized and accepted by the applicable selling party.
“Unfulfilled Orders” means the total number of pounds of Product (i) actually ordered and not cancelled or withdrawn by Buyer or the Buyer Beneficiaries from Seller or its Affiliates in a given period pursuant to the terms of this Agreement, (ii) which was included in the applicable demand forecast for such period pursuant to Section 2.3 herein, and (iii) which was not delivered by or on behalf of Seller or its Affiliates.
ARTICLE II - AGREEMENT TO PURCHASE AND SELL; FORECASTS
2.1 Agreement to Purchase Products. Except as set forth in the last sentence of Section 4.3, beginning on the Effective Date and throughout the term of this Agreement, Buyer hereby agrees that it and its Affiliates shall purchase at least [***]% of their total global Product requirements from Seller each calendar year, as further described herein (the “Purchase Commitment”). Notwithstanding the foregoing, in no event shall Buyer or its Affiliates be prohibited from purchasing products on the market from third parties which are similar to the Products, even if such third party is a competitor of Seller. Each Buyer Beneficiary shall execute an Affiliate Addendum before being able to purchase CARBO Products under the terms of this Agreement, using the form set forth herein as Exhibit A. Each Affiliate Addendum shall (a) incorporate the terms of this Agreement, and (b) contain such other provisions as may be reasonably necessary to comply with the applicable laws and regulations of the jurisdiction in which the Buyer Beneficiary is located.
2.2 Agreement to Sell Products. Beginning on the Effective Date and throughout the term of this Agreement, Seller hereby agrees to Prioritize Buyer and Buyer Beneficiaries’ CARBO

Product needs pursuant to the terms hereof. All purchases of Products shall be governed by the terms and conditions set forth in this Agreement and in Seller’s Terms and Conditions of Sale (“Seller’s Terms”), a copy of which is attached hereto as Exhibit B. In the event of a conflict or inconsistency between the terms and conditions set forth herein and Seller’s Terms, the terms and conditions of this Agreement shall prevail.
2.3 Forecast for Buyer Demand. No later than 30 calendar days prior to the beginning of each calendar quarter during the term of this Agreement (and upon the Effective Date), Buyer shall provide a reasonably detailed, non-binding forecast prepared in good faith that sets forth the total quantity of each type of Seller’s Products that Buyer and the Buyer Beneficiaries reasonably anticipate to purchase from Seller and its Affiliates during such calendar quarter in each Geographic Region (each, a “Demand Forecast”). If Seller does not believe it will be able to meet the quantities requested in a Demand Forecast, Seller may respond in writing to Buyer’s Demand Forecast within five (5) calendar days and notify Buyer what quantities of Products it expects to be able to fill (each, a “Revised Demand Forecast”). Buyer may revise its Demand Forecast based on Seller’s response and shall notify Seller in writing of such revision within five (5) calendar days of receipt of Seller’s Revised Demand Forecast. Except as specifically set forth in Section 4.3 below, in the event of conflict between forecasted quantities, Seller’s Revised Demand Forecast shall control for purposes of calculating Unfulfilled Orders. The Parties shall use their best efforts to promptly notify the other upon any material change in each Demand Forecast or Revised Demand Forecast.
ARTICLE III - PRICES; PAYMENT
3.1 Selling Price.
     (a) Subject to the provisions of Section 6.1 below, Seller shall sell, and shall cause its Affiliates to sell, each CARBO Product to Buyer or the Buyer Beneficiaries, as applicable, at the then current Base Selling Price, less any discount applicable pursuant to this Article III. Base Selling Prices shall be calculated for each Seller Product Line on [***] basis for each Geographic Region. Upon the [***], and thereafter no later than [***] under this Agreement, Seller shall send Buyer a written report that sets forth the Base Selling Price by Seller Product Line in each Geographic Region (a “Pricing Report”). The Base Selling Price in each Pricing Report shall continue to be in effect until the next Pricing Report is sent to Buyer by Seller.
     (b) From time to time during the term of this Agreement, Buyer and Seller may also enter into special written pricing arrangements for Seller Product Lines in particular Geographic Regions. Any such arrangements shall be specified in a written document executed by both Parties.
3.2 Applicable Discount. Subject to Section 3.3 below, during the term of this Agreement, Buyer and Buyer Beneficiaries shall be entitled to receive a discount from the Base Selling Price for each Seller Product sold pursuant to this Agreement depending upon the Actual Purchase Percentage achieved during the last-ended Measurement Period as specified in the table below. Any change in discount shall be effective upon the delivery by Buyer of the report specified in Section 4.2 after the end of a Measurement Period; provided, that Seller’s observation of a discount shall not preclude Seller from (i) disputing any item in such report or (ii) subsequently recovering the amount of any excess discount that was granted to Buyer or Buyer Beneficiaries due to discrepancies in such report:

Actual Purchase Percentage	Discount off Base Selling
Achieved	Price
At least [***]% up to [***]%	[***]%
More than [***]% up to [***]%	[***]%
Greater than [***]%	[***]%
3.3 2008 and 2009 Discount Opportunities. Notwithstanding the provisions of Section 3.2:
     (a) Beginning with the first full calendar month after the Effective Date and continuing for the remainder of the 2008 calendar year (“2008 Measurement Period”), Seller shall sell its Products to Buyer and Buyer Beneficiaries in each Geographic Region at the lower of (i) the price paid for such Product by Buyer as of the Effective Date or (ii) a [***]% discount off of the applicable Base Selling Price.
     (b) If Buyer does not attain at least a [***]% Actual Purchase Percentage for the 2008 Measurement Period, Seller shall continue to offer Products to Buyer at a [***]% discount off Base Selling Price during the 2009 calendar year; provided, that during 2009, Buyer and the Buyer Beneficiaries must collectively purchase at least (i) [***] metric tons of Products manufactured by the plant of Seller’s Subsidiary in [***] and (ii) [***] metric tons of Products manufactured by the plant of Seller’s Subsidiary in [***]. If applicable, Seller shall make such discount available immediately during 2009. If Buyer does not satisfy the [***] and [***] purchase requirements set forth in this subparagraph (b) by the end of 2009, then Buyer shall pay Seller an amount equal to [***]% of all Qualified Purchases (other than those specified in clause (ii) of such definition) made during 2009 no later than February 1, 2010.
3.4 Payment. Unless agreed to otherwise by Seller or specified herein, payment for all sales of Product shall be made thirty (30) days after the date of the applicable invoice, provided, however, Buyer shall have the right to withhold any amounts disputed in good faith until resolved by the parties; provided, further, that in the event of an invoice that contains both disputed and undisputed amounts, the undisputed amounts will be paid promptly. Payment for Product to Seller or its Affiliates shall be made, at the option of Buyer, (i) in the United States, or (ii) in the country from which the Goods were shipped. All payments hereunder shall be made in U.S. dollars or such other currency in which Seller may quote prices for the relevant Seller Product Lines. Any overdue amounts under this Agreement shall bear interest at a rate equal to the lesser of (a) 1.5% per month or (b) the maximum rate permitted by law. Charges for Product ordered by Buyer Beneficiaries will be invoiced to and paid by such Buyer Beneficiaries.

3.5 Audit Rights. When requested reasonably in advance by Buyer, and subject to the execution of a standard form of confidentiality agreement for such engagements, Buyer shall have the right for an independent third party that is reasonably acceptable to Seller (the “Sales Price Auditor”) to inspect, review and audit any and all records of Seller and its Affiliates during normal business hours that are relevant to the calculation of the Base Selling Price. It is understood that the Sales Price Auditor shall be free to share any and all information discovered during such audit with Buyer that relates to the matters set forth herein, but shall in no case disclose (i) the name of particular customers of Seller or its Affiliates or (ii) specific prices paid for Product (other than for purchases from Buyer and Buyer Beneficiaries). Buyer may not audit records pursuant to this Section 3.5 more than once every twelve months.
ARTICLE IV- DETERMINATION OF PURCHASE COMMITMENT; PENALTY
4.1 Purchase Commitment Calculation. The Parties agree that the determination of whether the Purchase Commitment has been met shall be conducted (i) at the end of each calendar year during the term of this Agreement and (ii) within 45 days of the expiration of the term of this Agreement pursuant to Section 7.1, based upon the days in such calendar year in which this Agreement was in effect (each of clause (i) and (ii), a “Measurement Period”) by means of the following equation:
     [Qualified Purchases / Total Worldwide Purchases] x 100% = Actual Purchase Percentage.
4.2 Procedure for Calculation; Damages. Within 20 days of the end of each Measurement Period, Buyer shall send Seller a written report that sets forth in reasonable detail Buyer’s calculation of (i) Qualified Purchases, (ii) Total Worldwide Purchases, (iii) the Actual Purchase Percentage for such Measurement Period and (iv) any Liquidated Damages due pursuant to Section 4.3, along with payment thereof. Seller shall then have 30 days to review each such report, during which Seller shall provide written notice to Buyer of any item thereon that is disputed by Seller. All such disputes shall be settled in accordance with Article IX hereof. Acceptance of any Liquidated Damages payment by Seller shall not act as a waiver by Seller of any inaccuracies in the calculation thereof.
4.3 Penalty for Failure to Meet Purchase Commitment. At the end of each Measurement Period in which the Actual Purchase Percentage is less than [***]%, Buyer shall pay Seller as direct and liquidated damages an amount in U.S. dollars determined by the following equation:
     [Threshold Purchases- Qualified Purchases] x $[***] = Liquidated Damages.
Notwithstanding the foregoing, (i) for the 2008 Measurement Period, Buyer shall not be in violation of Section 2.1 hereof and no Liquidated Damages shall be payable and (ii) solely for the purpose of calculating whether any liquidated damages are due and payable for the 2009 calendar year Measurement Period, Unfulfilled Orders shall be based upon the Buyer Demand

Forecasts provided during 2009 as opposed to any Revised Demand Forecasts provided by Seller.
4.4 Additional Buyer Covenants
     (a) Buyer agrees to provide Seller a written report within 10 days of the end of each month setting forth (1) the amount of Qualified Purchases during such month (including written documentation that evidences any purchases claimed under clause (ii) of such definition) and (2) the amount of Total Worldwide Purchases during such month. The report shall set forth in reasonable detail the basis for the calculations set forth therein. Seller’s receipt of such report shall not prejudice any rights or remedies of Seller under this Agreement for any inaccuracies or misstatements therein.
     (b) When requested reasonably in advance by Seller, and subject to the execution of a standard form of confidentiality agreement for such engagements, Seller shall have the right for an independent third party that is reasonably acceptable to Buyer (the “Purchase Commitment Auditor”) to inspect, review and audit any and all records of Buyer and its Affiliates during normal business hours that are relevant to the calculation of the Actual Purchase Percentage, Liquidated Damages or other matters associated with this Agreement. It is understood that the Purchase Commitment Auditor shall be free to share any and all information discovered during such audit with Seller that relates to the matters set forth herein, but shall in no case disclose (i) the name of particular customers of Buyer or its Affiliates or (ii) specific prices paid for Product by Buyer, its Affiliates or its customers (other than for purchases from Seller or its Affiliates). Seller may not audit records pursuant to this Section 4.4(b) more than once every twelve months.

ARTICLE V - ORDER PLACEMENT
5.1 Methods. Seller shall acknowledge each purchase order placed by the Buyer which is in material compliance with this Agreement, and once accepted by Seller, Prioritize each such order.
5.2 Acceptance. Seller’s acknowledgment of each purchase order shall constitute acceptance thereof, unless otherwise noted in such acknowledgement.
ARTICLE VI- OTHER AGREEMENTS RELATING TO PRODUCTS
6.1 CARBOHYDROPROP™.
     (a) Notwithstanding any provision in this Agreement to the contrary, in no event shall CARBOHYDROPROP™ be eligible for any discount until Seller’s Base Selling Price for such Seller Product Line in the Geographic Region “USA Core Area 1” is at least $[***] per pound for a period of [***] consecutive months. After such time, the discounts set forth in this Agreement shall apply to purchases of CARBOHYDROPROP™.
     (b) If Buyer attains an Actual Purchase Percentage of [***]% or greater for any Measurement Period and the price of CARBOHYDROPROP™ increases from the level last offered to Buyer prior to the Effective Date, then for a period of [***] months from the date that both such conditions are satisfied, Seller shall not increase Buyer’s price for CARBOHYDROPROP™ above the rate charged in each Geographic Region immediately prior to the end of such Measurement Period.
     (c) To the extent that such quantities are, in Seller’s reasonable discretion, needed to satisfy Buyer demand as set forth in the Product forecasts specified in Section 2.3, beginning with the 2009 calendar year and on an annual basis thereafter during each full year of the term of this Agreement, Seller shall use commercially reasonable efforts to make available to Buyer an amount of CARBOHYDROPROP™ that is equal to the result of the following equation when using data derived from the prior calendar year:
Total HP Production x [Qualified Purchases/Total CARBO Production] = Annual Amount of CARBOHYDROPROP™ to be made available for Buyer purchase.
     For example, assume for 2008 (i) [***] pounds of Total HP Production, [***] pounds of Qualified Purchases and [***] pounds of Total CARBO Production. The amount of CARBOHYDROPROP™ to be made available to Buyer during 2009 pursuant to the terms of this Section 6.1(c) shall be equal to [***] pounds [[***]].
6.2 Exclusivity for Newly Developed Products.
     (a) Beginning after Buyer has achieved an Actual Purchase Percentage in any Measurement Period of at least [***]%, and until the next Measurement Period determination date in which the Actual Purchase Percentage is less than [***]% (the “Exclusivity Period”), Seller shall offer Buyer the exclusive right to market new commercial Products solely developed by Seller (each, a “Qualified New Product”) in accordance with the provisions of this Section 6.2.
     (b) If Seller desires to introduce a Qualified New Product to the marketplace during an Exclusivity Period, it shall provide written notice of such fact to Buyer. During the 20 day period after Seller’s notice is received, Buyer and Seller shall enter into negotiations concerning the terms applicable to the sale of the Qualified New Product, including the purchase price and minimum quantities that Buyer is willing to commit to purchase. If Buyer provides Seller with a binding written purchase commitment for the Qualified New Product that specifies quantities, purchase prices, timing of purchases and other terms that are reasonably acceptable to Seller during such 20 day period, then Seller shall exclusively sell such Qualified New Product to Buyer and Buyer Beneficiaries for a period of [***] months therefrom.
     (c) If Buyer does not provide a written purchase commitment to Seller in accordance with the requirements of Section 6.2(b) above, then after the expiration of such 20 day period, Seller shall be free to offer, market and sell the Qualified New Product to third parties, without any obligation of exclusivity hereunder.
6.3 Forward Stocking of Inventory. From time to time during the term of this Agreement, Seller agrees to discuss in good faith all requests made by Buyer for the forward stocking of Product inventory owned by Seller in select international markets; provided, in no event shall Seller be obligated to place forward-stocked inventory in any jurisdiction where such inventory may result in Seller or its Affiliates having a taxable presence that they would not otherwise have. Buyer agrees to cooperate with Seller in (i) ensuring that any forward stocked inventory agreed to by the Parties remains physically separated from property owned by parties other than Seller and properly secured and (ii) taking any other actions that are necessary or advisable to advise third parties that such inventory is owned by Seller, including the filing of financing statements or other public notice actions that may be available under local regulation. Any forward-stocked inventory shall be automatically sold to and purchased by Buyer at the then-applicable prices and other terms specified in this Agreement upon the earlier of (A) the time that is immediately prior to Buyer’s sale of such inventory to a third party or (B) 90 days from the arrival of such inventory at the requested forward stocking location.
6.4 Private Labeling Discussions. During the term of this Agreement, Seller agrees to discuss with Buyer in good faith any initiatives that Buyer would like to propose concerning the labeling of Seller’s Products with Buyer’s name and logo for sale to Buyer’s or Buyer Beneficiary customers.
6.5 Technical and Marketing Cooperation. Buyer and Seller agree to work cooperatively to develop technical marketing materials to expand the market for ceramic proppants. Seller will provide personnel with technical sales expertise to Buyer, at no additional cost, to provide technical sales consultation internally to Buyer and externally to Buyer’s customers as requested.

ARTICLE VII - TERM
7.1 Term.
     (a) This Agreement shall be effective as of the Effective Date and shall remain in effect for a period of five (5) years from the Effective Date.
     (b) This Agreement shall terminate upon the termination of the APA prior to the Effective Date in accordance with its terms. Upon any such termination, neither Party shall have any liability or obligation under this Agreement of any kind.
7.2 Termination After Effective Date. After the Effective Date, this Agreement may be terminated:
(a)	by a Party upon the failure of the other Party to cure a Material Breach within ninety (90) days after a written notice of such a Material Breach from the first Party (the “Material Breach Notice”). If such a Material Breach is not cured within ninety (90) days after the date of the Material Breach Notice, then the first Party may terminate this Agreement by providing further written notice to the other Party (the “Termination Notice”); provided that the Termination Notice shall be received by the other Party no later than 30 days after the expiry of the 90-day period following the date of the Material Breach Notice; and provided further that the Termination Notice shall specify a termination date no earlier than the business day following receipt by the other Party of the Termination Notice and no later than 30 days after the expiry of the 90-day period following the date of the Material Breach Notice. Nothing in this paragraph (a) shall prohibit a Party from submitting a dispute relating to the termination of this Agreement to binding arbitration pursuant to Section 9.2 of this Agreement and recovering full damages for such termination in accordance with the terms of this Agreement.

(b)	by either Party upon the other Party becoming bankrupt, insolvent, or having a receiver, trustee or other similar person appointed under insolvency laws to manage any part of its business or assets.
Nothing in this Section 7.2 shall be deemed to release any Party from any liability for any breach of this Agreement prior to the effective date of termination.

ARTICLE VIII - CONFIDENTIALITY
8.1 General Obligations.
     (a) All Confidential Information relating to or obtained from Buyer or Seller shall be held in confidence by the recipient to the same extent and in at least the same manner as the recipient protects its own confidential or proprietary information, but in no event shall the recipient exercise less than reasonable care. Except as otherwise provided in this Article VIII, neither Buyer or Seller shall disclose, publish, release, transfer or otherwise make available Confidential Information of, or obtained from, the other in any form to, or for the use or benefit of, any person or entity without the disclosing party’s prior written consent.
     (b) Each of Buyer and Seller shall, however, be permitted to disclose relevant aspects of the other’s Confidential Information to its officers, directors, attorneys, accountants and senior-level employees that are directly involved with the performance of this Agreement, and to the officers, directors, attorneys, accountants and such senior-level employees of its Affiliates, (to the extent that such disclosure is not otherwise restricted under any contract, license, consent, permit, approval or authorization granted pursuant to applicable law, rule or regulation, and only to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement (or the determination or preservation of its rights under the Agreement)); provided, however, that the recipient shall take all reasonable measures to ensure that Confidential Information of the disclosing party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, directors, partners, agents, professional advisors, contractors, subcontractors and employees.
     (c) If either party intends to disclose any Confidential Information in connection with any claim or action to determine or preserve its rights under this Agreement, then that party will give prior notice to the other party and take such reasonable actions as may be specified by the other party to obtain a protective order or cause the Confidential Information to be filed under seal (or give the other party an opportunity to obtain a protective order).
     (d) The obligations in this Section 8.1 shall not restrict any disclosure pursuant to any applicable law, regulation or by order of any court or government agency (provided that the recipient shall give prompt notice to the disclosing party of such order, shall disclose only such Confidential Information as the recipient is required to disclose under the applicable law or order, and shall take such reasonable actions as may be specified by the disclosing party at the disclosing party’s cost to resist providing such access or to obtain a protective order), or any disclosure required by the rules of any national securities market, and shall not apply with respect to information that (1) is independently developed by the recipient without violating the disclosing party’s proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure by the receiving party), (3) is already known by the recipient at the time of disclosure without any obligation of confidentiality to the disclosing party, or (4) is disclosed to a party by a third person which the recipient reasonably believes has legitimate possession thereof and the unrestricted right to make such disclosure.

8.2 Unauthorized Acts. Without limiting either party’s rights in respect of a breach of this Section, each party shall:
(i)	promptly notify the other party of any unauthorized possession, use or knowledge, or attempt thereof, of the other party’s Confidential Information by any person or entity that may become known to such party;

(ii)	promptly furnish to the other party the details of the unauthorized possession, use or knowledge, or attempt thereof, known by such party and assist the other party in investigating or preventing the recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information;

(iii)	cooperate with the other party in any litigation and investigation against third parties deemed necessary by the other party to protect its proprietary rights; and

(iv)	promptly use its commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information.
     Each party shall bear the cost it incurs as a result of compliance with this Section.
8.3 Confidential Information. For purposes of this Agreement, “Confidential Information” of a Party shall mean all information and documentation of such Party (or its Affiliates), whether disclosed to or accessed by the other Party (or its Affiliates) in connection with the activities contemplated by this Agreement that has been marked as “Proprietary” or “Confidential” or bears some other proprietary designation, or if disclosed orally or visually, has been designated by a party as confidential when disclosed and subsequently confirmed in a letter or other written statement or summary made to the other party within thirty (30) days of such disclosure, and shall include, without limitation:
(i)	information concerning business plans,

(ii)	financial information,

(iii)	information concerning operations and the results of operations,

(iv)	pricing information and marketing strategies,

(v)	information that a party is legally obligated not to disclose,

(vi)	information that qualifies as a trade secret under applicable law,

(vii)	this Agreement,

(viii)	patents, unpatented inventions and information regarding product development and improvements, and

(ix)	material and performance specifications.
ARTICLE IX - STEERING COMMITTEE; DISPUTE RESOLUTION
9.1 Steering Committee
     (a) The Parties shall establish and maintain throughout the term of this Agreement a committee (the “Steering Committee”) to oversee the implementation and operation of this Agreement. The Steering Committee shall consist of four people. Seller shall be entitled to appoint two members of the Steering Committee and Buyer shall be entitled to appoint two members of the Steering Committee. The initial members of the Steering Committee appointed by Seller shall be the Managing Director of Europe, Africa and The Middle East and the Director of U.S. Sales of Seller, and the initial members of the Steering Committee appointed by Buyer shall be the Category Manager — Proppants and the Vice President of Production Enhancement of Buyer. Seller shall be entitled to remove and replace at any time one or more of the members of the Steering Committee appointed by Seller and Buyer shall be entitled to remove and replace at any time one or more of the members of the Steering Committee appointed by Buyer.
     (b) The Steering Committee shall oversee the implementation and operation of this Agreement with the purpose of ensuring that each Party’s relevant interests, as summarized in the Recitals to this Agreement, have and are being addressed in a satisfactory manner consistent with the broad principles of cooperation underlying the execution of this Agreement. If and to the extent the Steering Committee determines that such relevant interests are not being addressed in a fully satisfactory manner as contemplated herein, then they will attempt to agree on what action, if any, is required in view of their joint determination. Without limiting the foregoing, the Steering Committee shall meet to discuss:
A.	Product purchase prices under this Agreement

B.	Product lead times

C.	Payment issues (past due, credit holds, etc)

D.	Discuss pertinent end customer information
1.	Input from end customers relating to the Products

2.	Discuss end customer service issues and opportunities
E.	Marketing & sales information

F.	Evaluate and discuss market status and strategy

G.	Delivery performance

H.	Foreign Corrupt Practices Act and OFAC Compliance issues

          For the avoidance of doubt, each Party will retain independent pricing authority and will determine on its own the pricing for its sales of Products to third parties.
     (c) Unless otherwise agreed by the Parties, through their representatives on the Steering Committee, until the first anniversary of the Effective Date, the Steering Committee shall meet monthly at a mutually agreed date and location to review the Parties’ performance under this Agreement. Following the first anniversary of the Effective Date, the Steering Committee shall meet as agreed upon by the Parties, through their representatives on the Steering Committee, but in no event shall the Steering Committee meet less than quarterly.
Section 9.2 Dispute Resolution
     (a) In the event of a dispute arising out of or relating to this Agreement, including but not limited to the existence and resolution of an alleged Material Breach (a “Dispute”), the Parties will endeavor in good faith to mutually resolve on a commercially reasonable basis such Dispute. Either Party may initiate an attempt to mutually resolve a Dispute by sending written notice of the Dispute to the other Party (the “Dispute Notice”). During the Parties’ attempts to mutually resolve a Dispute, the following groups of individuals shall separately meet in person or by telephone: (i) Steering Committee representatives from both Parties, (ii) the Vice President of Marketing and Sales, on behalf of Seller, and Director Marketing and Development Completions and Production, on behalf of Buyer, and (iii) the Senior Vice President and Chief Financial Officer, on behalf of Seller, and the Senior Vice President Completions and Production, on behalf Buyer. Any Dispute that cannot be mutually resolved in accordance with this paragraph (a) within ninety (90) days of the date of the Dispute Notice may be referred by either Party to binding arbitration, as follows.
     (b) The Dispute, if referred by either Party to arbitration shall be fully and finally resolved under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) which are in effect as of the date of this Agreement (the “Rules”). The arbitral tribunal shall be composed of three (3) arbitrators. Each Party shall appoint one (1) arbitrator, and the two (2) arbitrators thus appointed shall appoint the third arbitrator. If a Party fails to appoint its arbitrator within thirty (30) days of the receipt by the respondent of the demand for arbitration, or if the two (2) party-appointed arbitrators cannot agree on the third arbitrator within a period of thirty (30) days after appointment of the third arbitrator, then the arbitrator of the failing Party and/or the third arbitrator shall be appointed by the AAA within thirty (30) days thereafter. The third arbitrator shall serve as chair of the arbitral tribunal.
     (c) The arbitration shall take place in Dallas, Texas, unless the Parties otherwise agree. The arbitration shall be conducted in the English language and the award shall be rendered in English. The award shall be a reasoned award and shall be in writing. In the award, the arbitral tribunal may apportion fees, expenses, compensation, and attorneys’ fees among the parties in such amounts as the arbitral tribunal determines is appropriate. The award shall be final and binding on the Parties, and may be enforced and judgment entered thereon in any state or federal court located in the State of Texas or elsewhere having jurisdiction thereof or having jurisdiction over any of the Parties or any of their assets.

     (d) The Parties agree that any monetary award shall be made and payable in U.S. Dollars, through a bank selected by the recipient of the award, together with interest thereon at a monthly rate equal to 1% of the unpaid balance from the date the award is granted to the date it is paid in full.
     (e) By agreeing to arbitration, the parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including but not limited to a preliminary injunction or attachment in aid of the arbitration, or order any interim or conservatory measure. A request for such provisional remedy or interim or conservatory measure by a party to a court shall not be deemed a waiver of this agreement to arbitrate.
     (f) Notwithstanding anything to the contrary herein, the arbitration provisions set forth herein, and any arbitration conducted thereunder, shall be governed exclusively by the Federal Arbitration Act, Title 9 United States Code, to the exclusion of any state or municipal law of arbitration.
ARTICLE X - ADDITIONAL REPRESENTATIONS
     (a) As used in this ARTICLE X, the definitions listed below shall have the following meanings:
          (i) “Agent” means (i) any Person appointed by a power of attorney or similar instrument granted by the Seller empowering that Person to represent Seller with regard to the Products, and (ii) any agent, sales representative, sponsor or other Person appointed or retained to assist the Seller to obtain or retain business or to promote the distribution, marketing or sales of the Products, including licensing agreements pursuant to which any Person distributes, markets or sells the Products.
          (ii) “Anti-Corruption Laws” means, collectively, (i) the United States Foreign Corrupt Practices Act (FCPA), (ii) laws enacted pursuant to the Organization of Economic Cooperation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (iii) any other applicable laws of relevant jurisdictions prohibiting bribery and corruption.
          (iii) “Government Official” means (i) any officer, employee or agent of any government (including any government of any country or any political subdivision within a country) or of any department, agency or instrumentality (including any business or corporate entity owned or managed by a government, such as a national oil company or subsidiary thereof) thereof, or any Person acting in an official capacity or performing public duties or functions on behalf of any such government, department, agency or instrumentality, (ii) any political party or official thereof, (iii) any candidate for public office, or (iv) any officer, employee or agent of a public international organization, including, but not limited to, the United Nations, the International Monetary Fund or the World Bank.
          (iv) “Prohibited Payment” means any payment or provision of money or anything of value (including any loan, reward, advantage or benefit of any kind), either directly or indirectly, to any Government Official or family member of any Government Official, to influence any act, decision or omission of any Government Official, to obtain or retain business, to direct business to the Seller or Buyer or to gain any advantage or benefit for the Seller or Buyer. Prohibited Payments do not include: (i) any facilitating payment to a Government Official the purpose of which is to expedite or to secure the performance of a routine governmental action, or (ii) a reasonable and bona fide expenditure, such as travel and lodging expenses, incurred by or on behalf of a Government Official that is directly related to the execution or performance of a contract with a foreign government or agency.
          (v) “US Trade Laws” means, collectively, (i) the Export Administration Regulations (including but not limited to prohibitions against complying with any unsanctioned foreign boycott) administered by the United States Department of Commerce, (ii) the International Traffic in Arms Regulations administered by the United States Department of State, (iii) the trade and economic sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department and (iv) any other applicable law regulating trade by U.S. companies or in U.S. items, services or technology.
     (b) Seller represents and warrants that it will comply with all applicable laws, including but not limited to applicable Anti-Corruption Laws and US Trade Laws, relating to the conduct of its business practices in connection with its performance under this Agreement, including those that proscribe gratuities, inducements, or Prohibited Payments. Seller specifically acknowledges that Buyer is subject to the United States Foreign Corrupt Practices Act of 1977 and its amendments (the “FCPA”). In addition, Seller represents that: (i) no individual director, officer, or, to its knowledge, employee of the Seller that is regularly involved in the performance of this Agreement, nor to its knowledge, any spouse of any such individual director, officer, or employee of the Seller, is a Government Official; (ii) it will not make or authorize any charitable or political contribution in the name of Buyer without the prior consent of Buyer; (iii) in the course of the performance of this Agreement, it will not make or authorize any Prohibited Payment; and (iv) in the course of the performance of this Agreement, it will not make or authorize the giving of money or anything of value, directly or indirectly, to any Person while knowing or being aware of a high probability that all or a portion of such money or thing of value would be used to make a Prohibited Payment; and (v) none of its Agents has been retained for the express purpose of obtaining or retaining business for Buyer that would cause Buyer to purchase Products under this Agreement.
     (c) Buyer represents and warrants that it will comply with all applicable laws, including but not limited to applicable Anti-Corruption Laws and US Trade Laws, relating to the conduct of its business practices in connection with its performance under this Agreement, including those that proscribe gratuities, inducements, or Prohibited Payments. Buyer specifically acknowledges that Seller is subject to the FCPA. In addition, Buyer represents that: (i) no director, officer or, to its knowledge, employee of Buyer that is regularly involved in the performance of this Agreement, nor to its knowledge, any spouse of an individual director, officer, or employee of the Buyer, is a Government Official ; (ii) it will not make or authorize any charitable or political contribution in the name of Seller without the prior consent of Seller; (iii) in the course of the performance of this Agreement, it will not make or authorize any Prohibited Payment; and (iv) in the course of the performance of this Agreement, it will not make or authorize the giving of money or anything of value, directly or indirectly, to any Person while knowing or being aware of a high probability that all or a portion of such money or thing of value would be used to make a Prohibited Payment.
ARTICLE XI - MISCELLANEOUS
11.1 Entire Agreement. THIS AGREEMENT, INCLUDING THE EXHIBITS ATTACHED HERETO AND INCORPORATED AS AN INTEGRAL PART OF THIS AGREEMENT, CONSTITUTES THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND SUPERSEDES ALL PREVIOUS AGREEMENTS BY AND BETWEEN BUYER AND SELLER AS WELL AS ALL PROPOSALS, ORAL OR WRITTEN, AND ALL NEGOTIATIONS, CONVERSATIONS OR DISCUSSIONS HERETOFORE HAD BETWEEN THE PARTIES RELATED TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, THAT CERTAIN LETTER AGREEMENT, DATED AUGUST 17, 2007, SENT BY SELLER TO BUYER.
11.2 Applicable Law; Survival. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable therein, without giving effect to the conflicts of laws principles thereof, and specifically excludes the U.N. Convention on Contracts for International Sale of Goods. The provisions of Section 4.3, the last sentence of Section 6.3, Article VIII, Section 9.2 and Article XI shall survive any termination of this Agreement.
11.3 Amendments; Independent Contractors. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be affected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any such amendment, waiver, change, modification, consent or discharge is sought. The Parties hereto intend by this Agreement solely to act as independent contractors with respect to each other, and no other relationship is intended to be created hereby.
11.4 Severability. The invalidity of any provision of this Agreement, or portion thereof, shall not affect the validity of the remainder of such provision or of the remaining provisions of this Agreement.
11.5 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
11.6 Assignability. This Agreement may not be assigned or transferred by a Party without the prior written consent of the other Party. In the event of a permitted assignment hereunder, the assigning Party shall, at the election of the non-assigning Party, provide a guarantee in respect of the relevant assignee, in form and substance satisfactory to the non-assigning Party which approval shall not be unreasonably withheld or delayed.
11.7 Notice. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given (a) when delivered in person at the time of such delivery or by facsimile with confirmed receipt of transmission at the date and time indicated on such receipt or (b) when received if given by an internationally recognized express courier service as follows, or at such other respective addresses or addressees as may be designated by notice given in accordance with the provisions of this Section 11.7:
If to Buyer:
Halliburton Energy Services Inc.
10200 Bellaire Blvd., Suite 2NE,
Houston, Texas 77072
Attention: Category Manager- Proppants
Fax No.: 281-575-5775
with a copy to:
Halliburton Energy Services Inc.
10200 Bellaire Blvd., Suite 2NE,
Houston, Texas 77072
Attention: VP- Law
Fax No.: 281-575-5589
If to Seller:
CARBO Ceramics Inc.
9949 W. Sam Houston Parkway North
Houston, Texas 77064
Attention: Vice President of Marketing and Sales
Fax No.: 281-257-9400
with a copy to:
CARBO Ceramics Inc.
6565 N. MacArthur Blvd., Suite 1050
Irving, Texas 75039
Attention: Chief Financial Officer
           General Counsel
Fax No.: 972-401-0705
11.8 Non-Waiver. Failure, delay or forbearance of either party to insist on strict performance of the terms and provisions of this Agreement, or to exercise any remedy, shall not be construed as a waiver thereof and shall not waive subsequent strict performance by a party.
11.9 Further Assurances. Each Party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under applicable law and otherwise to consummate the transactions contemplated by this Agreement and to refrain from taking any action that would prevent or delay the consummation of such transactions. Each Party will execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be reasonable and necessary or desirable in order to consummate by it the transactions contemplated by this Agreement.
11.10 Illegality and Severability. If application of any one or more of the provisions of this Agreement shall be unlawful under applicable law and regulations, then the Parties will attempt in good faith to make such alternative arrangements as may be legally permissible and which carry out as nearly as practicable the terms of this Agreement. Should any portion of this Agreement be deemed unenforceable by a court of competent jurisdiction, the remaining portion hereof shall remain unaffected and be interpreted as if such unenforceable portions were initially deleted.
11.11 Captions. The captions in this Agreement are included for convenience or reference only and shall be ignored in the construction or interpretation hereof.
11.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all such counterparts shall constitute but one instrument.
11.13 Benefit of Agreement. The rights and obligations of Buyer under this agreement shall inure to each of the Buyer Beneficiaries, each of which is an Affiliate of Buyer. In the event any of the Buyer Beneficiaries no longer meets the definition of an Affiliate of Buyer, it will automatically and without further action will no longer be subject to the rights and obligations of this Agreement. Except as specifically set forth herein, this Agreement does not confer any enforceable rights or remedies upon any person or entity, other than the Parties. Notwithstanding the foregoing, each Buyer Beneficiary must execute and deliver to Seller or its designated Affiliate the form of Affiliate Addendum attached hereto as Exhibit A before it is entitled to purchase CARBO Products pursuant to this Agreement.
11.14 Disclaimer of Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER PARTY SHALL UNDER ANY CIRCUMSTANCES BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO ANY TRANSACTION CONTEMPLATED UNDER THIS AGREEMENT, WHETHER IN AN ACTION BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR ANY OTHER LEGAL THEORY, INCLUDING, BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS OR BENEFITS OF USE OR LOSS OF BUSINESS, EVEN IF A PARTY IS APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.
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     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CARBO CERAMICS INC.		HALLIBURTON ENERGY SERVICES INC.

By:	/s/ Gary A. Kolstad	By:	/s/ Jonathan Lewis

Name:	Gary A. Kolstad	Name:	Jonathan Lewis
Tile:	President & CEO	Tile:	Vice President, WPS

EXHIBIT A - AFFILIATE ADDENDUM
The following shall be the form of agreement executed by the Buyer Beneficiaries (hereinafter referred to as “Buyer Affiliate”), and if necessary for the purposes of local law, the foreign Affiliates of Seller pursuant to Article 2.1 of the Agreement. Otherwise, Seller may sign this Agreement directly with each Buyer Beneficiary in place of a Seller Affiliate, or elect to have the Agreement signed by a Seller Affiliate.
AFFILIATE ADDENDUM
This Affiliate Addendum (“Addendum”) is made on ___(the “Effective Date”) by and between:
                                             , whose principal offices are located at                      (“Buyer Affiliate”), and whose principal offices are located at                      (“Seller” or “Seller Affiliate”).
WHEREAS, Buyer Affiliate wishes to purchase Product from Seller Affiliate and Seller Affiliate is willing to sell the Product pursuant to the terms and conditions set forth in this Addendum.
NOW, THEREFORE, Seller Affiliate and Buyer Affiliate, in consideration of the mutual covenant contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, agree as follows:
1. This Addendum adopts and incorporates by reference all of the terms and conditions of the Proppant Supply Agreement, including all attachments, exhibits, and subsequent amendments (if any) (the “Agreement”) between Haliburton Energy Services, Inc. (“Halliburton”) and CARBO Ceramics Inc. (“Seller”) effective as of XXXXXXXXXXXXX (“Effective Date”).
2. All capitalized terms used in this Addendum and not otherwise defined shall have the meanings given to such terms in the Agreement.
3. Seller Affiliate and Buyer Affiliate agree that purchases of Product will be conducted in accordance with, and be subject to, in order of priority, the following terms and conditions: (i) this Addendum, (ii) the Agreement and (iii) any applicable Service Order or Purchase Order that is not in conflict or inconsistent with the Agreement and the other exhibits and attachments thereto. In the event that the Agreement is terminated, this Addendum shall terminate except in respect of CARBO Product previously ordered and accepted under this Addendum, which shall expire in accordance with the applicable Service Order for that particular purchase of Product. Unless otherwise agreed, sales of CARBO Product by Seller Affiliate under this Addendum shall be invoiced by Seller Affiliate to Buyer Affiliate in the currency permitted in Section 3.4 of the Agreement.
4. [INSERT ANY CHOICE OF LAW OR LOCAL SPECIFICS FOR THE COUNTRIES OF THE AFFILIATES.]
IN WITNESS WHEREOF, Seller Affiliate and Buyer Affiliate, through duly authorized representatives, have executed this Addendum as of the Effective Date set forth hereinabove.
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By:	By:

Name:	Name:

Tile:	Tile:

Exhibit 10.3
EXHIBIT B
SELLER’S TERMS AND CONDITIONS
CARBO CERAMICS INC.
TERMS AND CONDITIONS OF SALE
1. AGREEMENT OF SALE, ACCEPTANCE: Any acceptance contained herein is expressly made conditional on Buyer’s assent to any terms contained herein that are additional to or different from those proposed by Buyer in its purchase order and, hence, any terms and provisions Buyer’s purchase order which are inconsistent with the terms and conditions hereof shall not be binding on the Seller. Unless Buyer shall notify Seller in writing to, the contrary as soon as practicable after receipt hereof, acceptance of the terms and conditions hereof by Buyer shall be deemed made and, in the absence of such notification, the sale and shipment by the Seller of the goods covered hereby shall be conclusively deemed to be subject to the terms and conditions hereof.
2. ENTIRE CONTRACT: This contract constitutes the final and entire agreement between Seller and Buyer and any prior or contemporaneous understandings or agreements, oral or written, are merged herein.
3. PRICES: The price to be paid by Buyer shall be the price in effect at the date of actual delivery of the goods unless otherwise specified in writing by Seller.
4. TAXES: The price of the goods does not include sales, use, excise, ad valorem, property or other taxes now or hereafter imposed, directly or indirectly, by any governmental authority or agency with respect to the manufacture, production, sale, delivery, consumption or use of the goods covered by this contract. Buyer shall pay such taxes directly or reimburse Seller for any such taxes which it may be required to pay.
5. PAYMENT: The specific terms of payment are as specified in writing by Seller. If the Buyer shall fail to make any payments in accordance with the terms and provisions hereof, the Seller, in addition to its other rights and remedies, but not in limitation thereof, may, at its option, defer shipments or deliveries hereunder, or under any other contract with the Buyer, except upon receipt of satisfactory security or of cash before shipment.
6. SHIPMENT; RISK OF LOSS; TITLE: The goods shall be shipped f.o.b. Seller’s shipping points. Risks of loss pass to Buyer upon delivery to the carrier. Title shall pass to Buyer on delivery to the carrier.
7. DELIVERIES: The date of delivery provided herein is an approximation based on Seller’s best judgment and prompt receipt from the Buyer of all necessary data regarding the goods. Unless otherwise expressly stated, Seller shall have the right to deliver all of the goods at one time or in portions from time to time within the time of delivery herein provided. The delivery of nonconforming goods, or a default of any nature, in relation to one or more installments of this contract shall not substantially impair the value of this contract as a whole and shall not constitute a total breach of the contract as a whole,.
8. DELAYS IN DELIVERIES: Seller shall, be excused for delay in delivery, may suspend performance and shall under no circumstances be responsible for failure to fill any order or orders when due to acts of God or of the public enemy: fires, floods, riots, strikes, freight embargoes or transportation delays, , inability to secure fuel, material supplies, or power on account of general market shortages thereof, any existing or future laws, or acts of the Federal or of any State Government (including superficially but not exclusively any orders, rules or regulations issued by any official or agency of any such government) affecting the conduct of Seller’s business, any cause beyond Seller’s reasonable control.
9. WARRANTY: Seller warrants that the goods manufactured by the Seller when shipped are free from defects in materials and workmanship, provided, however, Seller shall have no obligation or liability under this warranty unless it shall have received prompt written notice specifying such defect no later than one (1) year from the date of shipment. In the event of defects developing within that period under normal and proper use, Buyer agrees that its sole and exclusive remedy shall require only that the Seller, at its option, repair, modify or replace the non-

conforming goods f.o.b. Seller’s plant or accept the return of the non-conforming goods and refund the purchase price or part thereof, giving effect to the use or value received by Buyer. No goods shall be returned to Seller without Seller’s prior written consent. In no event will Seller be liable for any damages, including consequential damages, resulting from the use of the product.
THE WARRANTY SPECIFIED IN THIS PARAGRAPH IS THE SOLE AND EXCLUSIVE WARRANTY RELATING TO THE GOODS AND IS IN SUBSTITUTION FOR AND IN LIEU OF ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED OR STATUTORY, INCLUDING THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AS WELL AS ANY WARRANTY ARISING FROM COURSE OF DEALING, PERFORMANCE OR USAGE OF TRADE.
10. LAWS, CODES, REGULATIONS, SAFETY DEVICES: Compliance with laws, codes and regulations relating to the goods and their uses is the sole responsibility of Buyer, and Seller makes no warranty or representation with respect thereto. Buyer assumes the responsibility for providing and installing any and all devices for protection, of safety, health and the environment and shall indemnify and hold harmless Seller against all expense, loss, or damage which Seller may incur or sustain as a result of Buyer’s failure to do so, including associated legal costs and expenses. Buyer will not export or re-export the goods from the place and country of destination listed on Buyer’s initial order form without Seller’s express prior and express written permission.
11. PATENTS: Seller shall, at its own expense, assume the defense of any claim, suit or other proceeding brought against Buyer upon a claim that the goods furnished under this contract constitutes an infringement of any patent of the United States. Buyer agrees to cooperate in the defense of any such proceeding and to provide information, assistance and authority necessary, therefor. Should the goods in such suit be held to constitute infringement and the use of the goods enjoined, the Seller shall, at its own expense and at its option, procure for the Buyer the right to continue using such goods, replace them with substantially equivalent goods ,modify them so they become non-infringing or refund the applicable portion of Buyer’s purchase price. Such actions shall constitute Seller’s sole and exclusive obligation and liability with respect to infringement of intellectual property rights.
Buyer shall defend, hold harmless, and indemnify Seller against all judgments, decrees, costs and expenses arising out of any action against Seller or its suppliers based on a claim that the manufacture or sale of goods hereunder constitutes infringement of any United States letters patent, if such goods were manufactured pursuant to Buyer’s proprietary designs, specifications and/or formulae and were not normally offered for sale by Seller, provided, however, Seller shall give prompt written notice of the claim or action and Seller shall give Buyer authority, information and assistance at Buyer’s expense.
12. LIABILITY: In no event shall Seller’s obligation and liability under this contract extend to indirect, punitive, special, incidental or consequential damages or losses Buyer may suffer or incur in connection therewith, such as but not limited to loss of revenue or profits, damages or losses as a result of Buyer’s inability to operate, or shut down of its plant or operations, loss of use of the goods or associated goods or cost of substitute goods, facilities or services, inability to fulfill contracts with third parties, injury to good will, claims of customers and the like, nor shall it extend to damages or losses Buyer may suffer or incur as a result of claims, suits or other proceedings made or instituted against Buyer by third parties, whether public or private in nature.
13. BUYER’S DEFAULT; TERMINATION: Buyer shall be liable to Seller for all damages or losses, including loss of reasonable profits, and for costs and expenses, including attorney’s fees, sustained by Seller and arising from Buyer’s default under, or breach of, any of the terms and conditions of this contract. In the event of any such default or breach, Seller may, without any obligation or liability to Buyer, terminate this contract forthwith by written notice to Buyer and such action by Seller shall not be deemed a waiver of any right or remedy with respect to such default or breach.

14. ASSIGNMENT: No right or interest in this contract shall be assigned by Buyer without prior written agreement by the Seller. No delegation of any obligation owed, or the performance of any obligation by the Buyer shall be made without prior written agreement by the Seller.
15. LAW GOVERNING: The interpretation and performance of this contract shall be in accordance with and shall be controlled by the laws of the State of Texas, without reference to the conflict of laws provisions thereof, and specifically excludes the U.N. Convention on Contracts for International Sale of Goods.
16. MODIFICATIONS; WAIVER: No waiver, alteration or modification of any of the provisions hereof shall be binding on the Seller unless made in writing and agreed to by a duly authorized official of the Seller. No waiver by the Seller of any one or more defaults by the Buyer in the performance of any provisions of this contract shall operate or be construed as a waiver of any future default or defaults, whether of a like or of a different character.
17. ATTORNEY’S FEES: If suit or action is filed by Seller to enforce the provisions hereof or otherwise with respect to the subject matter of this contract, the Seller, in addition to its other rights and remedies, but not in limitation thereof, shall be entitled to recover reasonable attorneys’ fees as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorneys’ fees as fixed by the appellate court.
18. Import and Export Compliance. Seller agrees that, in performance under this Agreement, it is solely responsible for its required compliance with any applicable trade restriction and export laws and regulations of the United States and the jurisdiction in which Seller’s shipment of goods originates. When the goods (or part thereof) are subject to export control laws and regulations imposed by the United States or a government where Seller’s shipment originates, Seller will upon request provide Buyer with applicable Export Commodity Classification Numbers and harmonized Tariff Schedule Numbers per goods for export including certificates of manufacture in accordance with the origin rules imposed by such governmental authority. If said Goods are eligible for preferential tax or tariff treatment (such as free trade or international agreement), Seller will use reasonable efforts to provide Buyer with the documentation required to participate in said treatment to the extent such documentation is in Seller’s possession and can be generated or provided by Seller’s existing infrastructure systems and administrative staff.
19. Fair Labor Standards Act. Contractor shall comply with the Fair Labor Standards Act including the requirement to pay a statutory minimum wage to its employees. Pursuant to the 1986 Immigration Reform and Control Act, Contractor shall verify that each of its employees is authorized to work in the United States and shall require signed I-9 forms from each employee as well as proof of identity and authorization to work documents. Such I-9 forms will be maintained by Contractor as required by law and will be available for inspection by the Company upon the Company’s written request to inspect such records

EXHIBIT C
DISTRIBUTION NETWORK
Arflow- located in Argentina

EXHIBIT D
GEOGRAPHIC REGIONS
i.	USA Core Area 1 (TX - [excluding S. TX], LA, OK, AR, MS, KS)

ii.	USA Area 2 (South TX)

iii.	USA Area 3 (New Mexico)

iv.	USA Area 4 (North Rockies - Williston)

v.	USA Area 5 (South Rockies - Worland, Rock Springs)

vi.	USA Area 6 (California)

vii.	USA Area 7 (Alaska)

viii.	USA Area 8 (North East)

ix.	Canada-Alberta

x.	Canada- British Columbia

xi.	Canada- East Coast

xii.	Mexico

xiii.	Russia

xiv.	China

xv.	Other International

EXHIBIT E
SELLER PRODUCT LINES
AND BASE SELLING PRICE EXAMPLE
Seller Product Lines:
CARBOECONOPROP®
CARBOLITE®
CARBOPROP®
CARBOHSP®
CARBOHYDROPROP™
CARBOBOND®
Base Selling Price Example:
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